Exhibit 10(y)

2001 DECLARATION OF AMENDMENT TO
BB&T CORPORATION
NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION AND STOCK
OPTION PLAN

THIS DECLARATION OF AMENDMENT is made this 18th day of December, 2001, by BB&T CORPORATION (the “Corporation”) to the BB&T Corporation Non-Employee Directors’ Deferred Compensation and Stock Option Plan, as amended effective November 1, 2001 (the “Plan”).

R E C I T A L S:

It is deemed advisable to amend the Plan to extend the term of the Stock Option Subplan, a component of the Plan, in order to continue to effectuate the purpose of the Plan by providing eligible participants with the opportunity to acquire or increase their proprietary interest in the Corporation through the grant of stock options and purchase of shares of the Corporation’s common stock thereunder.

NOW, THEREFORE, IT IS DECLARED that, effective as of December 18, 2001, the Plan shall be amended by deleting Section 4.9.1 (“Effective Date and Term of Options” ) in its entirety and inserting the following in lieu thereof:

“Effective Date and Term of Stock Option Subplan: The Stock Option Subplan was adopted effective December 19, 1991, and amended and restated effective October 22, 1996, January 1, 1997 and November 1, 2001. Options may be granted under the Plan on and after the effective date and until all shares of BB&T Common Stock authorized for issuance under the Stock Option Subplan have been issued or until the earlier termination of the Plan by the Board; provided, however, that any Option granted prior to the termination of the Plan may be exercised in accordance with its terms.”

IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of BB&T Corporation on the day and year first above written.

BB&T CORPORATION

By:	/s/ KELLY S. KING
President

ATTEST:

/s/ JERONE C. HERRING
Secretary

[Corporate Seal]

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